SEPARATION AGREEMENT AND GENERAL RELEASE

This SEPARATION AGREEMENT is entered into by and between Mr. Robert D. Jenkins of 229 Keeler Drive, Ridgefield, Connecticut (“JENKINS”) and Tasker Capital Corp., a Nevada corporation (“TASKER”);

WHEREAS JENKINS and TASKER both wish to end JENKINS’ employment agreement with TASKER dated November 15, 2004, as amended May 6, 2005:

WHEREAS JENKINS and TASKER both believe it to be in their mutual interest to set forth in writing the terms and conditions of their mutual understanding; and agreement concerning the terms of Jenkins’ employment termination; and

WHEREAS, this Agreement shall govern and control the aforementioned employment agreement and the Employee Nonstatutory Stock Option Agreement dated November 15, 2004, from the effective date hereof, and shall supersede all prior oral and written agreements between JENKINS and TASKER, except as specifically set forth below.

NOW THEREFORE, in consideration of the mutual covenants set forth below, and of other valuable consideration, the receipt and sufficiency of which are acknowledged, the parties stipulate and agree as follows:

1. TASKER, as used herein, shall at all times mean TASKER CAPITAL CORP., its predecessors, parents, subsidiaries, divisions and affiliates, all the companies’ respective successors and assigns; and their respective current, former or future officers, directors, employees, agents, shareholders, insurers, or legal representatives, whether in their individual, representative or official capacities.

2. Subject to TASKER’S receipt of a fully executed copy of this Agreement, TASKER shall pay JENKINS his base salary for the period February 16, 2006 through June 28, 2006, inclusive, payable at the annual base salary rate set forth in paragraph 2 of May 6, 2005 first amendment of his employment agreement (the “Base Salary”). TASKER, at its option, may pay the Base Salary in a lump sum on February 16, 2006 or in bi-weekly installments after February 16, 2006 in accordance with the regular payroll practices of TASKER for its executives. The Base Salary shall include paid holidays. All payments hereunder shall be subject to all applicable federal, state or local tax withholding, F.I.C.A., and any other applicable payroll deductions. In addition, JENKINS and his dependents shall continue to be eligible to participate in TASKER’S group medical and dental plans until August 31, 2006, with TASKER continuing to pay Eighty Percent (80%) of the premium amounts for this coverage. TASKER agrees to pay any unreimbursed business expenses to JENKINS and to pay JENKINS Two Thousand Dollars ($2,000) associated with the settlement of the TASKER-funded dental plan by February 15, 2006. JENKINS shall be entitled to no further compensation from TASKER in connection with his employment or the termination thereof.

3. JENKINS shall retain the option to purchase 1,000,000 shares granted to him under the Employee Stock Option Agreement dated November 15, 2004, which remains in full force and effect, except that: (a) the option period reflected in paragraph 4 and 7 shall remain ten (10) years from the grant date; (b) in the event of JENKINS’S death, his options may be exercisable by his beneficiaries, or heirs until the fifth anniversary of the option grant; and (c) JENKINS’S options shall not expire as a result of him terminating his employment with TASKER.

4. JENKINS shall on or before February 10, 2006 return the motor vehicle provided to him by TASKER. TASKER indemnifies and holds JENKINS harmless for any financial or legal obligation associated with this motor vehicle that arises after its return to TASKER and TASKER agrees to make any required lease payments.

5.  In consideration of the mutual promises and covenants contained herein, the consideration identified in Sections 2 and 3, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, JENKINS, for himself and his heirs, legal representatives, beneficiaries, assigns and successors-in-interest, hereby releases and forever discharges TASKER (the “TASKER RELEASED PARTIES”), of and from any and all actions or causes of action, suits, debts, claims, complaints, contracts, controversies, agreements, promises, damages, claims for attorney’s fees, punitive damages and reinstatement, judgments, and demands whatsoever, in law or in equity, he has, may have or ever had, whether known or unknown, suspected or unsuspected, anticipated or unanticipated, from the beginning of the world to the date of this Agreement and General Release, including, but without limiting the generality of the foregoing, any claim alleging violation of the Connecticut General Statutes, § 46a-60, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; the Americans With Disabilities Act, 42 U.S.C. § 12101 et seq.; the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1000 et seq.; any other local, state or federal law, regulation or ordinance; or pursuant to any common law theory of tort or contract and any and all claims for unpaid wages, compensation, bonus, severance pay, back pay, front pay, compensatory, exemplary, punitive, multiple and liquidated damages, costs, interest, and attorney’s fees (“JENKINS’S Released Claims”). JENKINS agrees and understands that this release is a GENERAL RELEASE. JENKINS further acknowledges that this Agreement and General Release shall not waive rights or claims that may arise after the date this Agreement is executed. Further, the parties agree that this General Release does not affect JENKINS’S rights under the Employee Stock Option Agreement dated November 15, 2004 or any rights he has to health insurance continuation under the Consolidated Ominous Budget Reconciliation Act 1985.

6. JENKINS acknowledges and agrees that he understands the meaning of this Agreement and General Release and that he freely and voluntarily enters into it and the General Release contained herein. JENKINS agrees that no fact, evidence, event, or transaction currently known or unknown to him shall affect in any manner the final and unconditional nature of his agreements and releases.

7. JENKINS shall not institute any charge, complaint, or lawsuit to challenge the validity of the General Release or the circumstances surrounding its execution.

8. In further exchange for the consideration provided pursuant to this Agreement, to the extent permitted by law, JENKINS specifically agrees not to commence any legal action against the TASKER RELEASED PARTIES, arising out of or in connection with JENKINS’S Released Claims. JENKINS expressly agrees, to the extent permitted by law, that if he commences such an action in violation of this Agreement, he shall indemnify the TASKER RELEASED PARTIES for the full and complete costs of defending such an action and enforcing this Agreement, including reasonable attorneys’ fees (whether incurred in a third party action or in an action to enforce this Agreement), court costs, and other related expenses. JENKINS further agrees, to the extent permitted by law, that if he commences such an action despite the provisions of this Agreement, he shall, as a condition precedent to commencing such an action, return to TASKER the entire amount of Base Salary paid to him, as set forth in Paragraph 2.

9. JENKINS agrees not to disclose, either directly or indirectly, the terms of this Agreement, or the amounts of payments provided for in Paragraph 2, to any person or organization, including but not limited to members of the press or media, present and former officers, directors, employees, agents and representatives of TASKER, and other members of the public, expect an immediate family member, financial consultant or attorney if JENKINS first obtains an agreement from such family member, financial consultant or attorney not to disclose the information. If JENKINS violated this paragraph he forfeits all rights to the Base Salary to be paid to him under Paragraph 2 and must return to TASKER any such payments already made to him, and he forfeits all stock options granted to him under the Employment Stock Option Agreement dated November 15, 2004.

10. JENKINS agrees that he shall not make any statements or remarks, orally or in writing, to anyone, which statements or remarks reasonably could be constructed to be derogatory or disparaging to TASKER or which statements or remarks reasonably could be anticipated to be damaging or injurious to the reputation or good will of the same. If JENKINS violated this paragraph he forfeits the right to the Base Salary to be paid to him under Paragraph 2 and must return to TASKER any such payments already made to him, and he forfeits all stock options granted to him under the Employee Stock Option Agreement dated November 15, 2004.

11. JENKINS agrees that he shall return to TASKER by February 10, 2006 any and all TASKER property in his possession or control.

12. This Agreement and General Release may not be modified, altered or changed except upon the express prior written consent of the parties.

13. This Agreement and General Release and the attachments hereto contains all the terms and conditions agreed upon by the parties hereto with reference to the subject matters hereof. No other agreements, oral or otherwise, shall be deemed to exist or to bind either of the parties hereto.

14. This Agreement and General Release may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

15. This Agreement and General Release shall in all respects be interpreted, enforced, governed and construed by and under the laws of the State of Connecticut.

16. The invalidity, illegality or unenforceability of any provision hereof or any particular application thereof shall not be deemed to affect or impair in any manner the validity, legality or enforceability of any other provision of this Agreement and General Release, and this Agreement and General Release shall continue in full force and effect and shall be interpreted so as to implement as nearly as possible the intention of the parties in the absence of such provision or application.

IN WITNESS WHEREOF, the parties have set their hands and seals on this 8th day of February, 2006.

	BY:	/s/: Robert Jenkins
Witness		ROBERT D. JENKINS

TASKER CAPITAL CORP.

/s/: Sheryle Wells		/s/: James Burns
Witness	BY: ITS:	James Burns Executive Vice President